EXHIBIT 99.1

                                                          Contact: Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573


         LIGAND PHARMACEUTICALS TO BE RELISTED ON NASDAQ NATIONAL MARKET

         SAN DIEGO, CA - JUNE 12, 2006 -- Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) today announced that NASDAQ has approved the company's application for relisting its common stock on the NASDAQ National Market. Ligand expects trading in its common shares to begin on the NASDAQ National Market on June 14, 2006 under the symbol "LGND".
         "We are pleased that NASDAQ has approved our application to be relisted on the NASDAQ National Market," said David E. Robinson, Ligand Chairman, President and Chief Executive Officer. "Relisting should allow our shares to be bought and held by a broader range of investors, traded and covered by additional market makers and analysts and generally facilitate additional shareholder liquidity."
         "Ligand's Board of Directors, Management and advisors continue to be focused on the ongoing process of exploring strategic alternatives to enhance shareholder value," added Robinson.

ABOUT LIGAND
         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand's

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judgment and involve risks and uncertainties as of the date of this release. These statements include those related to the relisting of the company's shares on the NASDAQ National Market, financial reporting normalization, potential investors and additional liquidity, and exploration of strategic alternatives. Actual events or results may differ materially from Ligand's expectations. There can be no assurance that the market price of the company's common shares will benefit or that the liquidity will be improved by the relisting, that the composition of the company's shareholder base will be affected, that the company's financial reporting or other attributes will continue to meet the continued listing requirements of the NASDAQ National Market or that the strategic process will be successful or yield preferred results. Any future failure to maintain its NASDAQ listing may harm the company's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
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